EXHIBIT 10.1

[***] CERTAIN IDENTIFIED INFORMATION REDACTED; INFORMATION PRIVATE, CONFIDENTIAL, AND NOT MATERIAL.

EXECUTION VERSION

FORBEARANCE AND ACCOMMODATION AGREEMENT

This FORBEARANCE AND ACCOMMODATON AGREEMENT, dated as of January 12, 2023 (this “Agreement”), is by and between Pilot Travel Centers LLC, a Delaware limited liability company (“Customer”), and Nixon Product Storage, LLC (“Terminal”). Each of the foregoing is referred to herein as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Customer and Terminal are parties to that certain Terminal Services Agreement, dated as of May 9, 2019 (the “TSA”), pursuant to which Terminal agreed to store Customer’s jet fuel at the terminal facility located at 11372 US HWY 87E, Nixon, Texas (the “Terminal Facility”) during the term of the TSA;

WHEREAS, on August 25, 2022, Customer delivered a notice to Terminal designating October 24, 2022 as the “Final Termination Date” of the TSA;

WHEREAS, as of October 24, 2022 (the position of Terminal) or as of October 25 (the position of Customer), (i) the TSA terminated and (ii) Terminal held approximately 185,000 barrels of Customer’s jet fuel within the Terminal Facilities pursuant to the TSA (Customer’s remaining jet fuel held within the Terminal Facility following termination of the TSA, from time to time, the “Remaining Inventory”);

WHEREAS, in a letter dated October 24, 2022, Terminal notified Customer that, pursuant to the TSA, Customer was required to “remove its Product from the Terminal Facility” upon termination of the TSA and that “Customer’s failure to accept redelivery of and remove the Inventory from the Terminal Facility promptly following the termination of the TSA would be a breach of the TSA”;

WHEREAS, on December 6, 2022, (i) Terminal held approximately 174,244 barrels of Remaining Inventory and (ii) Terminal notified Customer that, among other things, if Customer failed by January 6, 2023 to: (a) remove all of the Remaining Inventory from the Terminal Facility and (b) pay all applicable storage charges owed to Terminal under the TSA, then, on or after January 9, 2023, Terminal would proceed to sell any Remaining Inventory in accordance with and pursuant to the procedures set forth in Texas Business and Commerce Code (“TBCC”) Sections 7.206(a) and 7.210 (such rights and remedies of Terminal under the TBCC, the “TBCC Remedies”);

WHEREAS, Customer has advised Terminal that Customer disputes Terminal’s asserted right to exercise the TBCC Remedies;

WHEREAS, the Parties desire to engage in good faith negotiations regarding a global resolution of all disputes and issues among Terminal and its affiliates, including Lazarus Energy Holdings, LLC (“LEH”), Lazarus Energy LLC, Blue Dolphin Energy Company, Lazarus Refining & Marketing, LLC, and Lazarus San Antonio Refinery, LLC (collectively, the “Lazarus Entities”) and Customer and its affiliates, including Starlight Relativity Holdings LLC, Starlight Relativity Acquisition Company LLC, The San Antonio Refinery LLC, Falls City Terminal, LP and Tartan Oil LLC (collectively, the “Pilot Entities”) (such disputes and issues, collectively, the

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“Relevant Disputes”) and, in order to facilitate such negotiations, subject to the terms and conditions hereof, (i) NPS has agreed to forbear from exercising the asserted TBCC Remedies and to make such other accommodations to Customer as are set forth herein until February 28, 2023 and (ii) Customer has agreed to pay Terminal certain compensation for its storage of the Remaining Inventory following the termination of the TSA, among other things.

NOW, THEREFORE, in consideration of the foregoing, the covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1. Forbearance.

(a) Forbearance Period. The “Forbearance Period” shall commence on the Agreement Effective Date (as defined below) and shall terminate immediately and automatically upon the earlier to occur of (i) February 28, 2023, at 11:59 p.m. Central Time (the “Forbearance Outside Date”), and (ii) termination of the Forbearance Period pursuant to Section 1(b) below.

(b) Termination Events. The Forbearance Period shall terminate upon the occurrence of any of the following events or circumstances (each, a “Termination Event”):

(i)	Customer commences any new action or proceeding against or involving Terminal or LEH; or

(ii)	Terminal or LEH commences any new action or proceeding against or involving Customer and Customer provides written notice to Terminal that Customer is terminating the Agreement.

(c) Forbearance. Subject to the terms of this Agreement and only so long as no Termination Event shall have occurred after the Agreement Effective Date, Terminal hereby agrees to forbear during the Forbearance Period from exercising the TBCC Remedies in respect of the Remaining Inventory; provided that, for purposes of this Agreement, delivery by Terminal of a notice to Customer during the Forbearance Period in connection with or with respect to a potential exercise by Terminal of the TBCC Remedies following the expiration of the Forbearance Period shall not constitute an exercise of the TBCC Remedies. Notwithstanding the foregoing, the forbearance granted by Terminal pursuant hereto shall not constitute and shall not be deemed to constitute a waiver of any of Terminal’s rights or remedies arising from Customer’s failure to remove the Remaining Inventory by January 6, 2023. Upon the termination or expiration of the Forbearance Period, Terminal’s agreement hereunder to forbear shall terminate automatically without further act or action by Terminal, and the Parties respectively shall retain any and all rights and remedies to which they may be entitled under the TBCC, the TSA, any other agreement between the Parties, at law, in equity, or otherwise.

(d) Tolling. The Parties agree that the running of all statutes of limitation, deadlines and the doctrine of laches applicable to all claims or causes of action that either Party may be entitled to bring in order to enforce its rights and remedies against the other Party under the TSA, including the TBCC Remedies, if any, are, to the fullest extent permitted by applicable law, tolled and suspended during the Forbearance Period.

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(e) The Forbearance Period may only be extended upon the express written consent of the Parties.

Section 2. Covenants of the Parties.

(a) Terminal will provide Customer with information on the Relevant Disputes and the Lazarus Entities’ initial proposal for global resolution of such disputes to Customer for the Pilot Entities’ review by email by no later than the seventh (7th) Business Day after the Agreement Effective Date. Customer, on behalf of itself and the other Pilot Entities, will respond to such initial proposal of Terminal by email by no later than the fifth (5th) Business Day following Customer’s receipt thereof.

(b) In the event that Customer removes or causes the removal of all of the Remaining Inventory from the Terminal Facility before February 28, 2023, Terminal shall return to Customer that portion of the compensation Customer paid for January or February 2023 on a prorated calendar basis for each day in January 2023 (i.e., $11,613 per day) or February 2023 (i.e., $12,857.14) after the day that all of the Remaining Inventory was removed.

(c) During the Forbearance Period, Terminal agrees to the following accommodations for Customer (provided this Agreement and Terminal’s making of such accommodations to Customer shall not be used as evidence in any dispute concerning Customer’s failure to remove its inventory):

(i)	Customer may market the Remaining Inventory and may sell it as or after it is lifted from the Terminal Facility.

(ii)

Terminal will provide its good faith commercially reasonable cooperation to enable mutually-approved fuel transport trucking companies (“Carriers”) to send trailers to load Remaining Inventory at the Terminal Facility jet fuel truck loading facilities (the “Loading Rack”), subject to the operational and safety requirements of Terminal and the requirements of Terminal and its affiliates’ customers (for example, without limitation, timely advance submission of information regarding a Carrier’s approved drivers/trailers so they can be setup in the system before their first appearance at the Terminal, liftings limited during certain time periods). For the avoidance of doubt, references herein to “Carriers” refer to such companies when acting for Customer or purchasers of Remaining Inventory from Customer. A list of such Carriers approved by Terminal as of the date hereof is annexed hereto as Exhibit 1. Additional Carriers shall be added to Exhibit 1 upon written request from Customer provided that any such Carrier meets Terminal’s existing requirements.

(iii)

Subject to force majeure, Terminal will permit lifting on a first-come, first-served basis, continuously and without requiring Customer to submit a firm schedule of loads and loading times prior to Carriers’ trailers arriving and loading for: (x) Monday through Friday between the hours of 4:00 a.m. (CT) and 2:00 p.m. (CT), up to two (2) trucks per hour, and (y) at all other times Monday through Friday and on Saturday and Sunday, up to three (3) trucks per hour, with any excess trucks (in the case of both clauses (x) and (y)) arriving at any time being diverted to a waiting area until a loading bay becomes available per such schedule; provided that Customer submits a good-faith schedule of loads and loading times each week and each day prior to Carriers’ trailers’ arriving and loading (it being understood that schedules may need to be updated in good faith due to events beyond Customer’s control, such as customer cancellations).

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(iv)	So long as sampling and testing is conducted in accordance with Section 2(d) and the most recent results from such sampling and testing continue to confirm that the Remaining Inventory conforms to ASTM D1655 Standard Specification for Aviation Turbine Fuels for Jet-A, Terminal agrees to prepare and provide a corresponding bill of lading (“BOL”) for each Carrier trailer loaded with such Remaining Inventory designating and describing such jet fuel as Jet-A.

(v)	Terminal will, in a commercially reasonable manner and within a commercially reasonable period of time, upon Customer’s email request to do so, transfer a specific quantity of jet fuel from (A) one or more of the storage tanks within the Terminal Facility containing the Remaining Inventory which are not directly pipe-connected to the Loading Rack to (B) the storage tank within the Terminal Facility containing the Remaining Inventory which is directly pipe-connected to the Loading Rack (the “Sales Tank”). Terminal will use commercially reasonable efforts to coordinate with Pilot’s lifting schedule to minimize downtime and/or disruption to loading caused by refilling the Sales Tank.

(d) During the Forbearance Period, Customer shall obtain third-party sampling and analysis of the Remaining Inventory by (i) any of the certified inspectors identified on Exhibit 2 hereto or (ii) any other certified inspector of Customer’s choosing, in the case of this clause (ii), subject to Terminal’s consent to such inspector (such consent not to be unreasonably conditioned, withheld or delayed), and, in the case of both of the preceding clauses (i) and (ii), as-needed and at Customer’s expense and shall promptly, and in any event within one (1) Business Day after Customer’s receipt thereof, deliver a copy of the results of such sampling and analysis to Terminal. In the event that Terminal decides that any Remaining Inventory needs to be moved into a tank other than the one in which it is currently stored, Terminal shall provide Customer with 48-hours’ prior notice (or, if an emergency, notice as soon as commercially practicable) of the planned movement and an opportunity to have a certified inspector, subject to this paragraph, be present during the movement and to sample and analyze the Remaining Inventory.

(e) As to Remaining Inventory lifted by Carriers during the Forbearance Period, Customer (i) shall indemnify, defend and hold harmless Terminal and LEH for any claims and disputes relating to the quality of such jet fuel (including after removal of such jet fuel from the Terminal Facility) and (ii) acknowledges and agrees that all such jet fuel which was delivered by LEH to Customer under that certain Jet Purchase Agreement by and between Customer and LEH, dated as of May 8, 2019, conforms with the applicable specifications provided for thereunder; provided, however, Customer’s obligations under Section 2(e)(i) shall not apply to the extent such claims are finally determined by a court of competent jurisdiction to be the result of the grossly negligent acts or omissions of Terminal. Customer agrees that under no circumstances will Terminal be responsible for any demurrage charges asserted or incurred by Carriers for trailers sent during the Forbearance Period to remove the Remaining Inventory except to the extent such demurrage charges are caused by a failure by Terminal to comply with the terms of Section 2(c)other than due to a failure of Customer to comply with the terms of this Agreement.

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(f) Nothing in this Agreement limits Customer’s obligation to remove the Remaining Inventory from the Terminal during the Forbearance Period. Customer does not waive or limit any rights or remedies it may have under the TSA or otherwise with respect to any alteration, downgrading, or loss that occurs to the Remaining Inventory while stored at the Terminal Facility.

(g) Customer will cause, by no later than one (1) Business Day following the Agreement Effective Date, Starlight Relativity Holdings LLC to agree that all deadlines in that certain case captioned Starlight Relativity Holdings LLC v. Lazarus Energy Holdings LLC, et al., Index No. 652566/2022 (N.Y. Sup. Ct., N.Y. County 2022) shall be tolled during the Forbearance Period.

Section 3. Representations, Warranties and Acknowledgments of Borrower. Each Party hereby represents and warrants and acknowledges to the other Party that, as of the Agreement Effective Date:

(a) Power and Authority. Such Party has the corporate power to execute, deliver and carry out the terms and provisions of this Agreement, and such Party has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b) Enforceability. This Agreement, when executed and delivered by each Party hereto, constitutes or will constitute the authorized, valid and legally binding obligations of such Party enforceable in accordance with its terms, except as such enforceability may be limited by applicable debtor relief laws and by general principles of equity.

Section 4. Conditions to Effectiveness of this Agreement. This Agreement shall become effective (the date of such effectiveness being referred to herein as the “Agreement Effective Date”) upon the satisfaction of each of the following conditions:

(a) Customer and Terminal shall have executed and delivered this Agreement to Terminal by no later than January 12, 2023; and

(b) Customer shall have paid in cash to Terminal the aggregate amount of $1,480,645.16 by no later than one (1) Business Day following mutual execution of this Agreement.

Section 5. [Reserved].

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Section 6. Notices. All notices to be made under this Agreement shall be made as specified below. Except as expressly set forth in this Agreement, all notices are required to be in writing and shall be delivered by hand, email or other electronic communication. Notice shall be deemed to have been received on the Business Day on which it was delivered or electronically transmitted (unless delivered or electronically transmitted after 5:00 p.m. Central Time or on a non-Business Day in which case it shall be deemed received at 9:00 a.m. Central Time on the next Business Day). A Party may change its addresses by providing notice of same in accordance herewith. Notices shall be sent as follows:

If to Terminal, addressed to:

Nixon Product Storage, LLC

801 Travis Street, Suite 2100

Houston, TX 77002

Attention: Jonathan Carroll, President

Email: [***]

with a copy (which shall not constitute notice) to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Attention: Marvin J. Goldstein, Esq., Francis Healy, Esq. and Brian Wells, Esq.

Emails: [***]

[***]

[***]

and to:

Munsch Hardt Kopf & Harr, P.C.

700 Milam Street, Suite 800

Houston, Texas 77002-2806

Attention: D. Mitchell McFarland

Email: [***]

If to Customer, addressed to:

Pilot Travel Centers LLC

5508 Lonas Drive

Knoxville, Tennessee 37909

Attention: Legal Department

Email: [***]

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

2021 McKinney Street, Suite 2000

Dallas, Texas 75201

Attenion: Robert Velevis, Esq.

Email: [***]

Shipley Snell Montgomery LLP

717 Texas Avenue, Suite 1800

Houston, Texas 77002

Attention: George T. Shipley

Email: [***]

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Section 7. No Prejudice from this Agreement.

(a) Terminal shall have no obligation whatsoever (and has not agreed and does not hereby agree) to extend the deadline for the removal of the Remaining Inventory from the Terminal Facilities, extend the Forbearance Period, waive any failure by Customer to timely remove the Remaining Inventory or (other than during the Forbearance Period) forbear from exercising its rights and remedies.

(b) The Parties agree that this Agreement and the Parties’ performance of the terms hereof shall not prejudice either of the Parties and shall not be used against either of the Parties in any pending or subsequent action or proceeding; provided that nothing in this sentence shall be construed so as to prevent either Party from enforcing the terms of this Agreement.

Section 8. No Implied Waivers; No Prejudice. No failure or delay on the part of either Party in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or the TSA shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or the TSA preclude (except as provided in this Agreement) any other or further exercise thereof or the exercise of any other right, power or privilege. This Agreement and any limited waivers contemplated hereby shall not be construed as establishing a custom or a course of conduct or dealing among Terminal and Customer.

Section 9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each Party hereto and their respective successors and assigns.

Section 10. No Third-Party Beneficiaries. No Person other than Customer and Terminal, and in the case of Section 2(e) hereof, LEH, shall have any rights hereunder or be entitled to rely on this Agreement and all third-party beneficiary rights (other than the rights of LEH under Section 2(e) hereof) are hereby expressly disclaimed.

Section 11. Severability. The invalidity, illegality or unenforceability of any provision in or obligation under this Agreement in any jurisdiction shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement or of such provision or obligation in any other jurisdiction.

Section 12. Amendments. The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, without the express prior written consent of Customer and Terminal.

Section 13. [Reserved].

Section 14. Interpretation. This Agreement is the product of negotiations of the Parties and, in the enforcement or interpretation hereof, is to be interpreted in a neutral manner. Any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

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Section 15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Any signature hereto through electronic means shall have the same legal validity and enforceability as a manually executed signature and shall be binding on Customer and Terminal, and the Parties hereby waive any objection to the contrary.

Section 16. Principles of Construction. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) as used herein, the term “Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banking institutions in New York, New York are authorized or required by law or other governmental action to remain closed for business, (e) section and subsection titles contained in this Agreement are included for convenience only, shall be without substantive meaning or content of any kind whatsoever, and are not a part of the agreement between Customer, on the one hand, and Terminal, on the other hand and (f) any reference in this Agreement to any “Section” refers, unless the context otherwise indicates, to a section of this Agreement.

Section 17. Governing Law, Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of laws rules. The Parties irrevocably consent to the exclusive jurisdiction of any state or federal court sitting in Harris County, Texas in any action concerning this Agreement.

(b) EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 18. Survival. Sections 1(c) and (d), Section 2(b), the proviso in the preamble to Section 2(c), Sections 2(e) and (f) and Sections 3 through 18 shall survive expiration or termination of this Agreement, however effected.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

Pilot Travel Centers LLC, as Customer

By:	/s/ CHARLES WILLIAMS
Name: Charles Williams
Title: Vice President, Crude Oil & Business Development

[Signature Page to Forbearance and Accommodation Agreement]

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Nixon Product Storage, LLC, as Terminal

By:	/s/ JONATHAN CARROLL
Name: Jonathan Carroll
Title: President & CEO

[Signature Page to Forbearance and Accommodation Agreement]

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Exhibit 1

Approved Carriers

1.	Alliance Tank Lines LLLC
2.	Coastal Plains – RKAL
3.	Coastal Plains – PARW
4.	Coastal Transport
5.	Mezzano Carriers LLC
6.	Penn PTAL
7.	Penn Petroleum LLLC
8.	Pinnacle Express INC.
9.	Regional RGOL
10.	TVS Trucking
11.	Suncoast
12.	Pilot Travel Centers LLC
13.	Quantix Liquid
14.	Reliant

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Exhibit 2

Mutually Agreed Inspectors

1.	AmSpec Services, LLC
2.	Foley Specialty Services
3.	American Cargo Assurance
4.	Intertek Group0
5.	Bureau Veritas (aka Inspectorate America Corp.
6.	SPL, Inc. (aka Alcor)

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